                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                    0-22519
                           (Commission File Number)


                           Kaynar Technologies Inc.
            (Exact name of registrant as specified in its charter)


       45025 Aviation Drive, Suite 400           500 North State College Boulevard, Suite 1000
         Dulles, Virginia 20166-7516                    Orange, California  92831-1638
               (703) 478-5800                                   (714) 704-5950
           (Since April 20, 1999)                           (Before April 20, 1999)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common stock, par value $0.01 per share
           (Title of each class of securities covered by this Form)


                                      None
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)                        [ ] Rule 12h-3(b)(1)(ii)
[ ] Rule 12g-4(a)(1)(ii)                       [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(2)(i)                        [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(ii)                       [ ] Rule 15d-6
[X] Rule 12h-3(b)(1)(i)


                                    One (1)
(Approximate number of holders of record as of the certification or notice date)
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Kaynar
Technologies Inc., and its sole shareholder, The Fairchild Corporation, have each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  April 20, 1999               /s/ Donald E. Miller
     -------------------            ----------------------------
                                    Donald E. Miller
                                    Vice President and Secretary
                                    Kaynar Technologies Inc.



                                    /s/ Donald E. Miller
                                    ----------------------------
                                    Donald E. Miller
                                    Executive Vice President, General Counsel
                                      and Secretary
                                    The Fairchild Corporation